Exhibit 99.1

Solta Medical Reports Second Quarter Results

Revenue from Treatment Tips and Other Consumables Up 10% from Prior Year

Seventh Consecutive Quarter of Non-GAAP Operating Income

HAYWARD, Calif., August 2, 2011 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the second quarter ended June 30, 2011. Second quarter 2011 revenue was $29.0 million, compared to $30.1 million in the same period last year. Revenue from the sales of treatment tips and consumables grew 10% as compared to the second quarter of 2010, and accounted for 55% of total revenue.

GAAP net loss for the quarter was $0.2 million, or approximately breakeven per share, as compared to GAAP net income of $1.5 million, or $0.02 per diluted share, for the second quarter of 2010. Non-GAAP net income for the quarter was $1.4 million, or $0.02 per diluted share, as compared to non-GAAP net income of $3.8 million, or $0.06 per diluted share, for the same period last year. The previous year’s GAAP and non-GAAP operating results included a gain on litigation settlement of $2.2 million.

Solta Medical’s GAAP results for the second quarter include non-cash amortization and other acquisition related charges of $0.8 million and, non-cash stock based compensation charges of $0.8 million. The Company provides non-GAAP financial measures that exclude these charges and expenses. A reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

“Sales of our treatment tips and consumables were up year-over-year in every region around the world and resulted in an improvement to our gross margin as compared to last year’s second quarter. We also produced our seventh consecutive quarter of non-GAAP operating income,” said Stephen J. Fanning, Chairman, President, & CEO. “New system sales of our flagship Fraxel re:store Dual® and Thermage CPT® systems grew by double-digits in the quarter. In addition, we achieved double-digit product revenue growth from our direct markets in Europe and Latin America business units. However, sales of system upgrades were down year-over-year and we continued to experience below plan performance in Japan which we believe is attributable to the unfortunate events in March. With regard to system upgrades, we have implemented an aggressive sales incentive program to convert our remaining customer base with legacy systems to the latest Fraxel and Thermage technologies.”

“We are executing several strategies to advance top-line growth in the second half of the year,” continued Mr. Fanning. “We recently initiated commercial shipments of our innovative, new Clear + Brilliant skin rejuvenation platform which is gaining momentum with physicians and aesthetic practitioners worldwide. In June, we also ramped production and expanded the distribution of our personal care acne device, CLARO®, to additional Nordstrom stores and Sephora on-line. We expect CLARO to be available at Sephora retail stores beginning this quarter. Finally, we expect Philips to introduce our jointly developed, breakthrough laser skin rejuvenation device for the home, ReAura®, to the European market in September.”

Financial Outlook for 2011

An update to the Company’s financial outlook for 2011 is as follows:

•

Revenue for the full year 2011 in the range of $115 million to $120 million, representing an increase of 4% to 8% from 2010 revenue. The company expects year-over-year revenue growth in the range of 8% to 17% for the last half of 2011. The revenue growth in the second half of the year is projected to be driven by recently introduced new products. The company’s previous revenue outlook for the full year 2011 was a range of $118 million to $123 million.

•

The outlook for non-GAAP gross margin in the range of 66% to 68% for the full year 2011 remains unchanged from the Company’s previously issued outlook. Non-GAAP gross margin excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments. Non-GAAP gross margin for the six months ended June 30, 2011 was approximately 69%.

•

The outlook for positive non-GAAP EBITDA for every quarter and for the full-year 2011 remains unchanged from the Company’s previously issued outlook. Non-GAAP EBITDA excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments. The company generated non-GAAP EBITDA for the first and second quarters of 2011 of $1.5 million and $2.2 million, respectively.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will also host a conference call and webcast today, Tuesday, August 2, 2011, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-0844 for domestic participants and 480-629-9835 for international participants.

To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry's four premier brands: Thermage®, Fraxel®, Isolaz®, and CLARO®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz is the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Since 2002, over one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook for 2011, our intent to convert customers with legacy systems to the latest Fraxel and Thermage technologies, and our expectations that Phillips will introduce a product jointly developed with us, and that our products will be available at Sephora retail stores. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical's actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products does not develop as expected, and the risks relating to Solta Medical's ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical's business and its financial results are detailed in its Form 10-K for the year ended December 31, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-4887

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue	$28,954	$30,080	$55,405	$56,015
Cost of revenue	10,391	11,358	18,781	20,500

Gross margin	18,563	18,722	36,624	35,515

Operating expenses:
Sales and marketing	11,915	11,429	23,733	21,317
Research and development	3,648	4,276	7,213	8,395
General and administrative	3,124	3,228	6,850	7,712
Legal settlement gain	—	(2,241)	—	(2,213)

Total operating expenses	18,687	16,692	37,796	35,211

Income (loss) from operations	(124)	2,030	(1,172)	304
Interest income	19	11	33	18
Interest expense	(21)	(57)	(74)	(118)
Other income and expense, net	(9)	(228)	118	(317)

Income (loss) before income taxes	(135)	1,756	(1,095)	(113)
Provision for income taxes	71	247	136	311

Net income (loss)	($206)	$1,509	($1,231)	($424)

Net income (loss) per share — basic	($0.00)	$0.03	($0.02)	($0.01)

Net income (loss) per share — diluted	($0.00)	$0.02	($0.02)	($0.01)

Weighted average shares outstanding used in calculating net income (loss) per share:
Basic	60,634,849	59,437,038	60,269,804	58,229,078

Diluted	60,634,849	61,530,085	60,269,804	58,229,078

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS), EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP Gross margin	$18,563	$18,722	$36,624	$35,515

GAAP gross margin as % of sales	64%	62%	66%	63%

Non-GAAP adjustments to gross margin:
GAAP Gross margin	$18,563	$18,722	$36,624	$35,515
Amortization and other non-cash acquisition related charges	844	1,142	1,689	2,002
Stock-based compensation	95	68	164	142

Non-GAAP gross margin	$19,502	$19,932	$38,477	$37,659

Non-GAAP gross margin as % of sales	67%	66%	69%	67%

GAAP income (loss) from operations	($124)	$2,030	($1,172)	$304
Non-GAAP adjustments to net income (loss) from operations:
Amortization and other non-cash acquisition related charges	644	1,430	1,718	2,651
Severance expenses	—	55	—	55
Acquisition-related expenses	120	139	120	963
Stock-based compensation	812	618	1,481	1,320

Non-GAAP income from operations	$1,452	$4,272	$2,147	$5,293
Depreciation expenses	763	742	1,545	1,398

Non-GAAP EBITDA	$2,215	$5,014	$3,692	$6,691

GAAP net income (loss)	($206)	$1,509	($1,231)	($424)
Non-GAAP adjustments to net income (loss):
Amortization and other non-cash acquisition related charges	644	1,430	1,718	2,651
Severance expenses	—	55	—	55
Acquisition-related expenses	120	139	120	963
Stock-based compensation	812	618	1,481	1,320

Non-GAAP net income	$1,370	$3,751	$2,088	$4,565

GAAP basic net income (loss) per share	($0.00)	$0.03	($0.02)	($0.01)

Non-GAAP adjustments to basic income (loss) per share:
Amortization and other non-cash acquisition related charges	$0.01	$0.02	$0.03	$0.05
Severance expenses	$0.00	$0.00	$0.00	$0.00
Acquisition-related expenses	$0.00	$0.00	$0.00	$0.02
Stock-based compensation	$0.01	$0.01	$0.02	$0.02

Non-GAAP basic net income per share	$0.02	$0.06	$0.03	$0.08

Non-GAAP diluted net income per share	$0.02	$0.06	$0.03	$0.08

GAAP weighted average shares outstanding used in calculating basic net income (loss) per share	60,634,849	59,437,038	60,269,804	58,229,078

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per share	60,634,849	61,530,085	60,269,804	58,229,078
Adjustments for dilutive potential common stock	4,795,261	888,109	4,497,589	2,049,456

Weighted average shares outstanding used in calculating non-GAAP diluted net income per share	65,430,110	62,418,194	64,767,393	60,278,534

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$37,108	$36,898
Accounts receivable	13,219	12,426
Inventories	13,541	10,549
Prepaid expenses and other current assets	6,241	5,906

Total current assets	70,109	65,779
Property and equipment, net	5,349	6,227
Purchased intangible assets, net	34,624	36,809
Goodwill	49,481	49,481
Other assets	578	249

Total assets	$160,141	$158,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$7,379	$6,358
Accrued liabilities	10,666	12,030
Current portion of deferred revenue	4,440	3,428
Short-term borrowings	8,874	9,528
Customer deposits	666	441

Total current liabilities	32,025	31,785
Deferred revenue, net of current portion	811	969
Term loan, net of current portion	—	98
Non-current tax liabilities	3,399	3,372
Other liabilities	137	177

Total liabilities	36,372	36,401

Stockholders’ equity:
Common stock, $0.001 par value: 100,000,000 shares authorized 60,743,211 and 59,728,410 shares issued and outstanding at June 30, 2011 and December 31, 2010	61	60
Additional paid-in capital	196,053	193,198
Accumulated deficit	(72,345)	(71,114)

Total stockholders’ equity	123,769	122,144

Total liabilities and stockholders’ equity	$160,141	$158,545